EXHIBIT 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the common stock, $0.01 par value per share (“Common Stock”), of Laredo Petroleum, Inc., a Delaware corporation (the “Company,” “we,” “us,” and “our”), which is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary is not complete. You should refer to the applicable provisions of our amended and restated certificate of incorporation (the “Charter”), our second amended and restated bylaws, as amended (the “Bylaws”), and the General Corporation Law of the State of Delaware (“DGCL”) for a complete statement of the terms and rights of the Common Stock. Copies of the Charter and Bylaws have been filed with the Securities and Exchange Commission as exhibits 3.1 and 3.3, respectively, to the Company’s Annual Report on Form 10-K.
Authorized Capital Stock
Under our Charter, our authorized capital stock consists of 22,500,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
Common Stock
Voting Rights
Except as provided by law or in a Preferred Stock designation, holders of Common Stock (“stockholders”) are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, stockholders are not entitled to vote on any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend Rights
Subject to preferences that may be applicable to any outstanding shares or series of Preferred Stock and restrictions in the Company debt agreements, stockholders are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors (the “Board of Directors”) out of funds legally available for dividend payments.
Rights Upon Liquidation
In the event of any liquidation, dissolution or winding-up of our affairs, stockholders will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.
Fully Paid and Non-assessable
Our issued and outstanding shares of Common Stock are fully paid and non-assessable.
No Preemptive, Redemption or Conversion Rights
Stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.
Preferred Stock
Our Charter authorizes our Board of Directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of Preferred Stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of Preferred Stock. Each class or series of Preferred Stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our Board of Directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.
Listing
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LPI.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.
Anti-Takeover Effects of Provisions of our Charter, Bylaws and Delaware Law
Some provisions of Delaware law, and our Charter and Bylaws described below, contain provisions that may be deemed to have an anti-takeover effect. Such provisions could make the following transactions more difficult: (i) acquisition of us by means of a tender offer, a proxy contest or otherwise and (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could delay, make it more difficult to accomplish or deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for shares of our Common Stock.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Advance Notice of Stockholder Proposals and Nominations
Our Bylaws provide for advance notice procedures with regard to stockholder nomination of candidates for election as directors or proposals of business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 45 days nor more than 75 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices.
Issuance of Preferred Stock
Our Charter authorizes the Board of Directors with the ability to establish the terms of undesignated Preferred Stock. This ability makes it possible for our Board of Directors to issue, without stockholder approval, Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.
Issuance of Rights
The Board of Directors is expressly authorized to cause the Company to issue, whether or not in connection with the issue and sale of any shares of Common Stock, rights to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Company.

Control of Board of Directors
Our Board of Directors is divided into three classes with each class serving staggered three year terms, and the authorized number of directors may be changed only by resolution of the Board of Directors without consent of the stockholders. Additionally, all vacancies, including newly created directorships, shall, except as otherwise required by law or by resolution of the Board of Directors and subject to the rights of the holders of any series of Preferred Stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum. Subject to the rights of the holders of any series of Preferred Stock, a director may only be removed from office “for cause” by the affirmative vote of the stockholders of at least 75% of our then outstanding Common Stock.
Meeting Requirement
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of Preferred Stock.
Supermajority Approval Requirements
Certain provisions of our Charter may be amended only with the affirmative vote of the stockholders of at least 75% of our then outstanding Common Stock. Our Bylaws may be amended by the affirmative vote of the stockholders of at least 75% of our then outstanding Common Stock or our Board of Directors.
Special Meetings of Stockholders
Our Bylaws provide that a special meeting of stockholders may only be called by the Board of Directors.
Corporate Opportunity
Our Charter provides that we renounce our (and our subsidiaries’) ability to engage in any business opportunity, transaction or other matter in which Warburg Pincus LLC (“Warburg Pincus”) or any private fund that it manages or advises, any of their officers, directors, partners, employees, and any portfolio company in which such entities or persons have an equity interest (other than us and our subsidiaries) (each a “specified party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, unless any such business opportunity, transaction or matter is offered in writing solely to (i) one of our directors or officers who is not also a specified party or (ii) a specified party who is one of our directors, officers or employees and is offered such opportunity solely in his or her capacity as one of our directors, officers or employees.
Forum Selection Clause
Under our Charter, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine.
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•the business combination or transaction in which the person became interested is approved by the board of directors before the date the interested stockholder attained that status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced other than, for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder), shares owned by persons who are directors and also officers of us and by certain employee stock plans; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include the following:
•certain mergers or consolidations involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. Affiliates of Warburg Pincus owned their equity in us at the time we completed our corporate reorganization in December 2011 in connection with our initial public offering, and, therefore, Warburg Pincus is not subject to the restrictions of Section 203.
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